EXHIBIT 99.1

DENBURY RESOURCES INC.

P R E S S    R E L E A S E

Mark A. Worthey, Senior Vice-President of Operations, Leaving Denbury

News Release

Released at 7:30 AM CDT

DALLAS – May 31, 2006 - Denbury Resources Inc. (NYSE symbol: DNR) (the “Company”) today announced the June 5th departure of Mark A. Worthey, Senior Vice-President of Operations, who has served as a founding officer of the Company since his employment as Vice-President of Operations on September 1, 1992.

The Company and Mr. Worthey are entering into a 27 month consulting arrangement that provides for Mr. Worthey to be available as called upon to provide ongoing advice to the Company, together with standard confidentiality agreements. In return for Mr. Worthey entering into a non-competition agreement with the Company until the end of August 2008, Mr. Worthey will either retain or receive early vesting of certain long-term incentive awards which under their original terms vest prior to mid-August 2008 and which otherwise would have been forfeited upon his leaving the Company.

Gareth Roberts, CEO of Denbury said; “Mark has been instrumental in helping build this Company over the last 14 years into one that has now perhaps the best growth opportunities in North America through our CO2 strategy. The Board of Directors and shareholders are appreciative of his unique contribution and will be glad that his expertise will be available to us from time to time in the future should it be needed.”

About the Company

Denbury Resources Inc. (www.denbury.com) is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana, Alabama, and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

For further information contact:

Gareth Roberts, President and CEO, 972-673-2000

Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000

www.denbury.com